Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2023 RESULTS AND UPDATES FISCAL YEAR 2023 GUIDANCE
•Solid second quarter financial results, driven by the Company's operating efficiency programs and execution against its growth strategy.
•The Company raised its revenue, Adjusted EBITDA, net cash provided by operating activities, and Adjusted Free Cash Flow guidance ranges and updated its net income guidance range for the fiscal year ending December 31, 2023 ("fiscal year 2023").
RUTLAND, VERMONT (July 27, 2023) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and six month periods ended June 30, 2023.
Highlights for the Three Months and Year-to-Date Period Ended June 30, 2023:
•Revenues were $289.6 million for the quarter, up $6.0 million, or up 2.1%, from the same period in 2022.
•Overall solid waste pricing for the quarter was up 7.7% from the same period in 2022, primarily a result of 8.2% higher collection pricing and 7.1% higher disposal pricing.
•Net income was $5.5 million for the quarter, down $(12.3) million, or down (69.2)%, from the same period in 2022. Net income was negatively impacted by several non-recurring items in the quarter, including a $6.2 million legal settlement charge, an $8.2 million loss from termination of bridge financing, and other one-time costs described in the Adjusted Net Income reconciliation.
•Adjusted EBITDA, a non-GAAP measure, was $72.2 million for the quarter, up $3.7 million, or up 5.5%, from the same period in 2022.
•Net cash provided by operating activities was $83.2 million for the year-to-date period, down $(9.1) million, or down (9.8)%, from the same period in 2022.
•Adjusted Free Cash Flow, a non-GAAP measure, was $49.0 million for the year-to-date period, up $2.8 million, or up 6.0%, from the same period in 2022.
•The Company closed on the acquisition of select operations from GFL Environmental Inc. ("GFL") on June 30, 2023, and signed an asset purchase agreement on June 9, 2023 to acquire the assets of Consolidated Waste Services, LLC and its affiliates (dba “Twin Bridges”).
"We executed well in the second quarter against our operating initiatives and growth strategies, which helped to drive meaningful Adjusted EBITDA growth and margin expansion, despite significant recycling headwinds with commodity prices down 53% year-over-year,” said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc.
“This is an exciting period of growth for our organization," Casella said. "As announced on June 30th, we closed on the acquisition of select operations from GFL, which is a great opportunity to expand our footprint into the Mid-Atlantic and provides a new geographic platform for long-term growth. We are off to a great start servicing our new customers in Pennsylvania, Delaware, and Maryland and would like to once again welcome our new Casella team members onboard. We also look forward to additional growth opportunities, including the previously announced pending acquisition of Twin Bridges."
"The business is performing well as we continue to focus on our core operating strategies," Casella said. "Our ongoing investments in adding automated trucks to our fleet, implementing route optimization software, and installing onboard computers are driving value through safety and operating efficiencies. In addition, pricing has helped to offset cost inflation, with collection pricing up 8.2% and overall solid waste pricing up 7.7% in the second quarter. We expect the strength in our solid waste line-of-business to continue over the remainder of this year and help drive consolidated margin expansion for the year."
"Upgrades at our Boston material recovery facility are now complete and the operation is expected to contribute positively to overall results in the second half of this year. We invested approximately $20 million into new, state-of-the-art recycling processing equipment and technology that aims to enhance material recovery and quality, while enhancing our safety profile and increasing throughput," Casella said.

For the quarter, revenues were $289.6 million, up $6.0 million, or up 2.1%, from the same period in 2022, with revenue growth mainly driven by: positive collection and disposal pricing; the roll-over impact from acquisitions closed in prior periods along with a newly closed acquisition; and higher sustainability recycling adjustment fees; partially offset by lower commodity prices and lower solid waste volumes.
Net income was $5.5 million for the quarter, or $0.10 per diluted common share, down $(12.3) million, or down (69.2)%, as compared to net income of $17.8 million, or $0.34 per diluted common share, for the same period in 2022. Adjusted Net Income, a non-GAAP measure, was $18.8 million for the quarter, or $0.36 Adjusted Diluted Earnings Per Common Share, a non-GAAP measure, up $0.2 million, or up 1.3%, as compared to Adjusted Net Income of $18.6 million, or $0.36 Adjusted Diluted Earnings Per Common Share, for the same period in 2022.
The current quarter included several non-recurring items including a $6.2 million legal settlement charge in connection with the settlement of a class action litigation matter relating to the Fair Labor Standards Act of 1938 ("FLSA") and state wage and hours laws, an $8.2 million loss from termination of bridge financing for the secured and unsecured bridge loans associated with the financings of the acquisition of select operations from GFL and the pending acquisition of Twin Bridges, and other one-time costs described in the Adjusted Net Income reconciliation.
Operating income was $22.6 million for the quarter, down $(9.1) million, or down (28.7)%, from the same period in 2022. Adjusted EBITDA was $72.2 million for the quarter, up $3.7 million, or up 5.5%, from the same period in 2022.
For the year-to-date period, revenues were $552.2 million, up $34.5 million, or up 6.7%, from the same period in 2022. Net income was $9.0 million, or $0.17 per diluted common share, for the year-to-date period, as compared to net income of $22.0 million, or $0.43 per diluted common share, for the same period in 2022. Adjusted Net Income was $24.1 million, or $0.46 Adjusted Diluted Earnings Per Common Share, for the year-to-date period, as compared to Adjusted Net Income of $24.4 million, or $0.47 Adjusted Diluted Earnings Per Common Share, for the same period in 2022.
Operating income was $32.9 million for the year-to-date period, down $(9.0) million from the same period in 2022. Adjusted EBITDA was $122.8 million for the year-to-date period, up $8.8 million from the same period in 2022, or up 7.8% from the same period in 2022.
Please refer to "Non-GAAP Performance Measures" included in "Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliations of Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted EBITDA and other non-GAAP performance measures to their most directly comparable GAAP measures.
Net cash provided by operating activities was $83.2 million for the year-to-date period, as compared to $92.3 million for the same period in 2022, with the year-over-year variance mainly driven by working capital timing differences. Adjusted Free Cash Flow was $49.0 million for the year-to-date period, as compared to $46.2 million for the same period in 2022.
Please refer to "Non-GAAP Liquidity Measures" included in "Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP measure.
Fiscal Year 2023 Outlook
"Given the expected contribution from acquisitions closed through the first half of this year and the expectation that our solid waste operations continue to perform at budget during the remainder of the year, we are updating our fiscal year 2023 guidance ranges that were first announced in mid-February and reaffirmed in April," Casella said. "These updated guidance ranges now include the contribution from the acquisition of select operations from GFL, which closed on June 30, 2023, and assume a stable economic environment through the remainder of the year. These guidance ranges do not include the potential impact from the pending acquisition of Twin Bridges."
The Company raised guidance for fiscal year 2023 by estimating results in the following ranges:
•Revenues between $1.240 billion and $1.265 billion (raised from a range of $1.150 billion to $1.180 billion);
•Adjusted EBITDA between $289 million and $295 million (raised from a range of $266 million to $272 million);
•Net cash provided by operating activities between $231 million and $237 million (raised from a range of $227 million to $233 million); and
•Adjusted Free Cash Flow between $123 million and $129 million (raised from a range of $119 million to $125 million).
The Company updated certain guidance for fiscal year 2023 by estimating results in the following range:
•Net income between $41 million and $47 million (updated from a range of $56 million to $62 million).
Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2023 are described in the Reconciliation of Fiscal Year 2023 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2023 do not contemplate any unanticipated or non-recurring impacts.
Conference call to discuss quarter
The Company will host a conference call to discuss these results on Friday, July 28, 2023 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should register for the call by clicking here to obtain a dial in number and unique passcode. Alternatively upon registration, the website linked above provides an option for the conference provider to call the registrant's phone line, enabling participation on the call.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website and accessible using the same link.
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the eastern United States. For further information, investors contact Jason Mead, Senior Vice President of Finance and Treasurer at (802) 772-2293; media contact Jeff Weld, Director of Communications at (802) 772-2234; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2023, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices and wages; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect our operations and financial results; the closure of the Subtitle D landfill located in Southbridge, Massachusetts ("Southbridge Landfill") could result in material unexpected costs; recent changes in solid waste laws of the State of Maine may result in lower revenues or higher operating costs; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its significant risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all, including due to the failure to satisfy all closing conditions and to receive required regulatory approvals that may prevent closing of any announced transaction; the Company may not be able to successfully integrate and recognize the expected financial benefits from acquired businesses, including the completed acquisition of select solid waste operations from GFL; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A. “Risk Factors” in the Company's most recently filed Form 10-K and in other filings that the Company may make with the Securities and Exchange Commission in the future.

The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Jason Mead
Senior Vice President of Finance & Treasurer
(802) 772-2293
Media:
Jeff Weld
Director of Communications
(802) 772-2234
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$289,645	$283,666	$552,241	$517,693
Operating expenses:
Cost of operations	186,319	186,038	366,563	348,493
General and administration	35,865	33,562	71,544	63,354
Depreciation and amortization	34,924	31,150	68,359	60,579
Legal settlement	6,150	—	6,150	—
Expense from acquisition activities	3,677	1,019	6,540	3,062
Southbridge Landfill closure charge	96	178	206	318
	267,031	251,947	519,362	475,806
Operating income	22,614	31,719	32,879	41,887
Other expense (income):
Interest expense, net	7,390	5,656	13,664	10,821
Loss from termination of bridge financing	8,198	—	8,198	—
Other income	(452)	(312)	(800)	(457)
Other expense, net	15,136	5,344	21,062	10,364
Income before income taxes	7,478	26,375	11,817	31,523
Provision for income taxes	1,988	8,579	2,779	9,537
Net income	$5,490	$17,796	$9,038	$21,986
Basic weighted average common shares outstanding	52,885	51,642	52,331	51,567
Basic earnings per common share	$0.10	$0.34	$0.17	$0.43
Diluted weighted average common shares outstanding	52,980	51,781	52,427	51,720
Diluted earnings per common share	$0.10	$0.34	$0.17	$0.43

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$465,715	$71,152
Accounts receivable, net of allowance for credit losses	117,682	100,886
Other current assets	45,990	35,441
Total current assets	629,387	207,479
Property, plant and equipment, net of accumulated depreciation and amortization	818,242	720,550
Operating lease right-of-use assets	104,920	92,063
Goodwill	619,683	274,458
Intangible assets, net of accumulated amortization	187,148	91,783
Other non-current assets	57,912	62,882
Total assets	$2,417,292	$1,449,215
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$32,747	$8,968
Current operating lease liabilities	8,510	7,000
Accounts payable	87,602	74,203
Current accrued final capping, closure and post-closure costs	10,767	11,036
Other accrued liabilities	79,556	76,393
Total current liabilities	219,182	177,600
Debt, less current portion	983,344	585,015
Operating lease liabilities, less current portion	71,039	57,345
Accrued final capping, closure and post-closure costs, less current portion	107,949	102,642
Other long-term liabilities	27,395	28,713
Total stockholders' equity	1,008,383	497,900
Total liabilities and stockholders' equity	$2,417,292	$1,449,215

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$9,038	$21,986
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,359	60,579
Interest accretion on landfill and environmental remediation liabilities	5,001	4,015
Amortization of debt issuance costs on long term debt	1,505	924
Stock-based compensation	4,341	3,178
Operating lease right-of-use assets expense	6,872	6,824
Disposition of assets, other items and charges, net	(300)	376
Loss from termination of bridge financing	8,198	—
Deferred income taxes	1,952	7,156
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(21,770)	(12,787)
Net cash provided by operating activities	83,196	92,251
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(547,587)	(56,250)
Additions to property, plant and equipment	(50,415)	(54,868)
Proceeds from sale of property and equipment	776	507
Net cash used in investing activities	(597,226)	(110,611)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	430,000	82,200
Principal payments on debt	(10,625)	(55,297)
Payments of debt issuance costs	(7,185)	(1,229)
Payments of contingent consideration	—	(1,000)
Proceeds from the exercise of share based awards	—	192
Proceeds from the public offering of Class A common stock	496,403	—
Net cash provided by financing activities	908,593	24,866
Net increase in cash and cash equivalents	394,563	6,506
Cash and cash equivalents, beginning of period	71,152	33,809
Cash and cash equivalents, end of period	$465,715	$40,315
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$14,196	$9,648
Cash income tax payments	$7,913	$2,092
Non-current assets obtained through long-term financing obligations	$4,715	$4,190
Right-of-use assets obtained in exchange for operating lease obligations	$17,756	$5,194

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$5,490	$17,796	$9,038	$21,986
Net income as a percentage of revenues	1.9%	6.3%	1.6%	4.2%
Provision for income taxes	1,988	8,579	2,779	9,537
Other income	(452)	(312)	(800)	(457)
Loss from termination of bridge financing (i)	8,198	—	8,198	—
Interest expense, net	7,390	5,656	13,664	10,821
Expense from acquisition activities (ii)	3,677	1,019	6,540	3,062
Southbridge Landfill closure charge (iii)	96	178	206	318
Legal settlement (iv)	6,150	—	6,150	—
Change in fair value of contingent consideration - acquisition (v)	—	—	(589)	—
Depreciation and amortization	34,924	31,150	68,359	60,579
Depletion of landfill operating lease obligations	2,230	2,334	4,303	4,147
Interest accretion on landfill and environmental remediation liabilities	2,491	2,050	5,001	4,015
Adjusted EBITDA	$72,182	$68,450	$122,849	$114,008
Adjusted EBITDA as a percentage of revenues	24.9%	24.1%	22.2%	22.0%
Depreciation and amortization	(34,924)	(31,150)	(68,359)	(60,579)
Depletion of landfill operating lease obligations	(2,230)	(2,334)	(4,303)	(4,147)
Interest accretion on landfill and environmental remediation liabilities	(2,491)	(2,050)	(5,001)	(4,015)
Adjusted Operating Income	$32,537	$32,916	$45,186	$45,267
Adjusted Operating Income as a percentage of revenues	11.2%	11.6%	8.2%	8.7%

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$5,490	$17,796	$9,038	$21,986
Loss from termination of bridge financing (i)	8,198	—	8,198	—
Expense from acquisition activities (ii)	3,677	1,019	6,540	3,062
Southbridge Landfill closure charge (iii)	96	178	206	318
Legal settlement (iv)	6,150	—	6,150	—
Interest expense from acquisition activities (vi)	496	—	496	—
Change in fair value of contingent consideration - acquisition (v)	—	—	(589)	—
Tax effect (vii)	(5,276)	(396)	(5,933)	(998)
Adjusted Net Income	$18,831	$18,597	$24,106	$24,368

Diluted weighted average common shares outstanding	52,980	51,781	52,427	51,720

Diluted earnings per common share	$0.10	$0.34	$0.17	$0.43
Loss from termination of bridge financing (i)	0.16	—	0.16	—
Expense from acquisition activities (ii)	0.07	0.03	0.12	0.06
Southbridge Landfill closure charge (iii)	—	—	—	0.01
Legal settlement (iv)	0.12	—	0.12	—
Interest expense from acquisition activities (vi)	0.01	—	0.01	—
Change in fair value of contingent consideration - acquisition (v)	—	—	(0.01)	—
Tax effect (vii)	(0.10)	(0.01)	(0.11)	(0.03)
Adjusted Diluted Earnings Per Common Share	$0.36	$0.36	$0.46	$0.47
(i)Loss from termination of bridge financing is related to the write-off of the remaining unamortized debt issuance costs associated with with the extinguishment of bridge financing agreements associated with acquisitions.
(ii)Expense from acquisition activities is primarily legal, consulting or other similar costs incurred during the period associated with due diligence and the acquisition and integration of acquired businesses or select development projects as part of the Company’s strategic growth initiative.
(iii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iv)Legal settlement is related to reaching an agreement in June 2023 with the collective class members of a class action lawsuit relating to certain FLSA claims as well as state wage and hours laws. The agreement remains subject to court approval.
(v)Change in fair value of contingent consideration - acquisition is due to the change in fair value of a contingent consideration related to a previous acquisition based upon a probability-weighted analysis of the potential attainment of a transfer station permit expansion.
(vi)Interest expense from acquisition activities is the amortization of debt issuance costs during the three and six months ended June 30, 2023 associated primarily with transaction, legal, and other similar costs incurred during the periods associated with bridge financing activities related to acquisitions.
(vii)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The table below, on an adjusted basis to exclude certain items, sets forth such liquidity measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$67,117	$67,537	$83,196	$92,251
Capital expenditures	(32,536)	(41,958)	(50,415)	(54,868)
Proceeds from sale of property and equipment	361	362	776	507
Southbridge Landfill closure and Potsdam environmental remediation (i)	1,088	1,052	2,337	1,954
Cash outlays from acquisition activities (ii)	5,195	1,310	6,059	2,416
Post acquisition and development project capital expenditures (iii)	5,059	1,620	6,149	3,988
McKean Landfill rail capital expenditures (iv)	479	—	903	—
Adjusted Free Cash Flow	$46,763	$29,923	$49,005	$46,248
(i)Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and the Company's portion of costs associated with environmental remediation at Potsdam, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include costs required to achieve initial operating synergies and integrate operations.
(iv)McKean Landfill rail capital expenditures are related to the Company's landfill in Mount Jewett, PA ("McKean landfill") rail side development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from the landfill construction investments in the normal course of operations.
Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF FISCAL YEAR 2023 OUTLOOK NON-GAAP MEASURES
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA(i) from estimated Net income for fiscal year 2023:

(Estimated) Twelve Months Ending December 31, 2023
Net income	$41,000 - $47,000
Provision for income taxes	16,500
Other income	(1,000)
Change in fair value of contingent consideration - acquisition	(589)
Interest expense, net	35,000
Loss from termination of bridge financing	8,198
Legal settlement	6,150
Southbridge Landfill closure charge	1,000
Expense from acquisition activities	7,000
Depreciation and amortization	157,000
Depletion of landfill operating lease obligations	9,000
Interest accretion on landfill and environmental remediation liabilities	9,741
Adjusted EBITDA	$289,000 - $295,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow(i) from estimated Net cash provided by operating activities for fiscal year 2023:

(Estimated) Twelve Months Ending December 31, 2023
Net cash provided by operating activities	$231,000 - $237,000
Capital expenditures	(160,000)
Proceeds from sale of property and equipment	1,000
Southbridge Landfill closure and Potsdam environmental remediation	5,000
Post acquisition and development project capital expenditures	26,500
Cash outlays from acquisition activities	6,500
McKean Landfill rail capital expenditures	13,000
Adjusted Free Cash Flow	$123,000 - $129,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA TABLES
(In thousands)
Amounts of total revenues attributable to services provided for the three and six months ended June 30, 2023 and 2022 are as follows:

	Three Months Ended June 30,
	2023	% of Total Revenues	2022	% of Total Revenues
Collection	$149,848	51.7%	$137,261	48.4%
Disposal	63,629	22.0%	60,204	21.2%
Power generation	1,321	0.5%	1,753	0.6%
Processing	2,754	0.9%	2,929	1.1%
Solid waste operations	217,552	75.1%	202,147	71.3%
Processing	25,383	8.8%	33,867	11.9%
National Accounts	46,710	16.1%	47,652	16.8%
Resource Solutions operations	72,093	24.9%	81,519	28.7%
Total revenues	$289,645	100.0%	$283,666	100.0%

	Six Months Ended June 30,
	2023	% of Total Revenues	2022	% of Total Revenues
Collection	$289,825	52.5%	$256,793	49.6%
Disposal	115,096	20.8%	103,356	20.0%
Power generation	3,245	0.6%	4,407	0.9%
Processing	4,329	0.8%	4,749	0.8%
Solid waste operations	412,495	74.7%	369,305	71.3%
Processing	48,189	8.7%	61,263	11.9%
National Accounts	91,557	16.6%	87,125	16.8%
Resource Solutions operations	139,746	25.3%	148,388	28.7%
Total revenues	$552,241	100.0%	$517,693	100.0%

Components of revenue growth for the three months ended June 30, 2023 compared to the three months ended June 30, 2022 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$11,247	8.2%	5.6%	4.0%
Disposal	4,298	7.1%	2.1%	1.5%
Processing	(21)	(0.7)%	—%	—%
Solid waste price	15,524		7.7%	5.5%
Collection	(3,152)		(1.6)%	(1.1)%
Disposal	(2,216)		(1.1)%	(0.8)%
Processing	143		0.1%	0.1%
Solid waste volume	(5,225)		(2.6)%	(1.8)%
Surcharges and other fees	790		0.4%	0.2%
Commodity price and volume	(730)		(0.4)%	(0.3)%
Acquisitions	5,046		2.5%	1.8%
Total solid waste operations	15,405		7.6%	5.4%
Resource Solutions operations:
Price	(8,897)		(10.9)%	(3.1)%
Volume	(272)		(0.4)%	(0.1)%
Surcharges and other fees	(257)		(0.3)%	(0.1)%
Total Resource Solutions operations	(9,426)		(11.6)%	(3.3)%
Total Company	$5,979			2.1%

Components of capital expenditures (i) for the three and six months ended June 30, 2023 and 2022 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Growth capital expenditures:
Post acquisition and development project	$5,059	$1,620	$6,149	$3,988
McKean Landfill rail capital expenditures	479	—	903	—
Other	2,502	1,719	3,898	2,486
Growth capital expenditures	8,040	3,339	10,950	6,474
Replacement capital expenditures:
Landfill development	9,736	11,302	11,198	12,862
Vehicles, machinery, equipment and containers	10,892	22,852	18,691	29,524
Facilities	2,459	3,080	6,514	4,225
Other	1,409	1,385	3,062	1,783
Replacement capital expenditures	24,496	38,619	39,465	48,394
Capital expenditures	$32,536	$41,958	$50,415	$54,868

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) post acquisition and development projects that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision as well as non-routine development investments that are expected to provide long-term returns and includes the capital expenditures required to achieve initial operating synergies and integrate operations; 2) McKean Landfill rail capital expenditures, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, replacement costs for equipment and other capital expenditures due to age or obsolescence, and capital items not defined as growth capital expenditures.